ENTERPRISE FUND


A Joint Special Meeting of the Shareholders of the Portfolio was held on December 15, 1999 where shareholders voted on the election of Trustees and the ratification of PricewaterhouseCooper, as the independent public accountants. With regard to the election of J. Miles Branagan, as elected trustee by the shareholders of the Portfolio, 77,758,782 shares were voted in the affirmative and 1,596,497 shares were withheld. With regard to the election of Jerry D. Choate, as elected trustee by the shareholders of the Portfolio, 77,729,307 voted in the affirmative and 1,625,972 shares were withheld. With regard to the election of Linda Hutton Heagy, as elected trustee by the shareholders of the Portfolio, 77,750,462 shares were voted in the affirmative and 1,604,817 shares were withheld. With regard to the election of R. Craig Kennedy, as elected trustee by the shareholders of the Portfolio, 77,762,081 shares were voted in the affirmative and 1,593,198 shares were withheld. With regard to the election of Mitchell M. Merin, as elected trustee by the shareholders of the Portfolio, 77,750,551 shares were voted in the affirmative and 1,604,727 shares were withheld. With regard to the election of Jack E. Nelson, as elected trustee by the shareholders of the Portfolio, 77,754,152 shares were voted in the affirmative and 1,601,126 shares were withheld. With regard to the election of Richard F. Powers, III, as elected trustee by the shareholders of the Portfolio, 77,765,548 shares were voted in the affirmative and 1,589,730 shares were withheld. With regard to the election of Phillip B. Rooney, as elected trustee by the shareholders of the Portfolio, 77,772,655 shares were voted in the affirmative and 1,582,623 shares were withheld. With regard to the election of Fernando Sisto, as elected trustee by the shareholders of the Portfolio, 77,631,323 shares were voted in the affirmative and 1,723,956 shares were withheld. With regard to the election of Wayne W. Whalen, as elected trustee by the shareholders of the Portfolio, 77,778,467 shares were voted in the affirmative and 1,576,812 shares were withheld. With regard to the election of Suzanne H. Woolsey, as elected trustee by the shareholders of the Portfolio, 77,732,892 shares were voted in the affirmative and 1,622,387 shares were withheld. With regard to the election of Paul G. Yovovich, as elected trustee by the shareholders of the Portfolio 77,752,834 shares were voted in the affirmative and 1,602,445 shares were withheld. With regard to the ratification of PricewaterhouseCooper to act as independent public accountants for the Portfolio, 77,077,341 shares were voted in the affirmative and 483,763 shares were voted against the proposal and 1,794,174 shares abstained from voting.